Exhibit 99.1
USDA-APHIS Determines that Yield10 Bioscience’s Glufosinate Tolerant Camelina May Be Planted and Bred in the United States
-Yield10 Achieves a Significant Milestone in the Development of Camelina as a Commercial Crop for Producing Biofuels and Omega-3 Oils
-On Track for Commercial Launch of Glufosinate Tolerant Camelina as early as 2025
WOBURN, Mass. – November 15, 2023 – Yield10 Bioscience, Inc. (Nasdaq:YTEN) (“Yield10” or the “Company”), an agricultural bioscience company, today announced that USDA-APHIS’s Biotechnology Regulatory Services (“BRS”) has determined that Yield10’s glufosinate tolerant Camelina sativa ("Camelina”) may be grown and bred in the United States. Yield10 submitted a Request for Regulatory Status Review (“RSR”) to the BRS under the SECURE Rule in June 2022 for glufosinate tolerant Camelina. The response from USDA-APHIS means that the agency does not consider the modified Camelina plant to be an increased plant pest risk as compared to unmodified Camelina and is therefore not subject to regulation under 7 CFR part 340 regulations. Yield10’s submission along with the USDA-APHIS BRS response is posted on the USDA’s website.
“The regulatory clearance of glufosinate tolerant Camelina through USDA-APHIS represents a significant commercial milestone for Yield10,” said Kristi Snell, Ph.D., Chief Scientific Officer of Yield10 Bioscience. “Our approach to developing elite Camelina varieties is based on introducing new traits into the crop to benefit growers. We believe glufosinate tolerant Camelina will provide growers with new options for weed management allowing Camelina to fit seamlessly into crop rotations driving commercial adoption. We are building seed inventory of our spring glufosinate tolerant Camelina to support commercial launch as early as 2025 to support grower contracts to produce low-carbon feedstock oil for the biofuel market.”
“Decarbonizing transportation biofuels and identifying scalable replacements for depleted fish oil sources of omega-3 fatty acids for health and nutrition represent major societal challenges and will require sustainable agriculture solutions based on all of the advanced genetic tools available for improving crop productivity, in particular stacking genetic traits using combinations of gene editing and traditional genetic engineering methods,” said Oliver Peoples, Ph.D., Chief Executive Officer of Yield10 Bioscience. “We believe this first approval from USDA-APHIS for HT Camelina is a major commercial milestone that reinforces our commitment to using best-in-class advanced gene technologies to improve the performance and economic value of the Camelina crop. Our spring E3902 HT Camelina variety embodies this approach combining eight gene edits to boost oil content along with the gene conferring herbicide tolerance introduced using traditional genetic engineering methods. Stacking new traits in Camelina will enable us to expand our portfolio of commercial Camelina varieties available to growers.”
Peoples continued, “With over 30 years of safety experience with biotech crops in the U.S., we’re pleased to see the science-based approach codified in the SECURE Rule to evaluate and confirm the regulatory status of well-studied traits deployed into new crops. This framework also enables clarity around the regulatory path early in the development of new traits, enabling close alignment of the timing for the confirmation of regulatory status, seed production ramp-up and commercial launch planning.”
Glufosinate, a broad-spectrum Class 10 herbicide, is used to protect seed yield by controlling broadleaf weeds during commercial crop production. In August 2022, Yield10 reported that the Company had observed good herbicide tolerance to glufosinate in its candidate Camelina lines and chose lead lines for commercial development. Yield10 is currently scaling-up seed inventory in anticipation of the commercial launch of glufosinate tolerant Camelina. Yield10 is also developing Camelina stacked HT traits combining tolerance to glufosinate along with tolerance to Group 2 soil residual herbicide to produce a robust weed control package for growers of the crop. Yield10 is developing elite varieties of Camelina to supply under grower contracts to produce feedstock oils for the biofuel market and to produce omega-3 (EPA, DHA) oils for use as pharmaceutical, nutritional and animal feed ingredients.
About the SECURE Rule
The SECURE Rule was published on May 18, 2020 and represented the first comprehensive revision of APHIS’ biotechnology regulations since 1987. The revisions enable APHIS to regulate organisms developed using genetic engineering for plant pest risk with greater precision and reduced regulatory burden for developers of organisms that are unlikely to pose plant pest risks. Once a specific plant developed through genetic engineering is found not to require regulation, new varieties of the plant containing the same genetic modification would similarly not be regulated. Camelina plants containing herbicide tolerance traits are subject to labeling under EPA regulations.
About Yield10 Bioscience
Yield10 Bioscience, Inc. ("Yield10" or the "Company") is an agricultural bioscience company that is leveraging advanced genetics to develop the oilseed Camelina sativa ("Camelina") as a platform crop for large-scale production of sustainable seed products. These seed products include feedstock oils for renewable diesel and sustainable aviation biofuels; omega-3 (EPA and DHA+EPA) oils for pharmaceutical, nutraceutical and aquafeed applications; and, in the future, PHA bioplastics for use as biodegradable bioplastics. Our commercial plan is based on establishing a grain contracting business leveraging our proprietary elite Camelina seed varieties, focusing on the growing demand for low-carbon intensity feedstock oil for biofuels and omega-3 oils for nutritional applications. Yield10 is headquartered in Woburn, MA and has a Canadian subsidiary, Yield10 Oilseeds Inc., located in Saskatoon, Canada.
For more information about the company, please visit www.yield10bio.com, or follow the Company on X (formerly Twitter), Facebook and LinkedIn.
(YTEN-G)
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, those relating to the Company’s planned scaling up of seed inventory and timing for the commercial launch of glufosinate-tolerant Camelina; whether deployment of a robust herbicide tolerance package in Camelina will be attractive to growers and drive commercial adoption of the crop; and whether the Company’s work in Camelina will improve the performance and economic value of the crop, including its potential to allow for sustainable production of feedstock oils, omega-3 oils and PHA bioplastics, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the risks and uncertainties detailed in Yield10 Bioscience's filings with the Securities and Exchange Commission. Yield10 assumes no obligation to update any forward-looking information contained in this press release or with respect to the matters described herein.
Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com
Investor Relations:
Bret Shapiro, (561) 479-8566, brets@coreir.com
Managing Director, CORE IR
Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank PR